EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statements Nos. 333-90609, 333-108330 and 333-108331 on Form S-8 of Jacksonville Bancorp, Inc., of our report dated February 18, 2005, appearing in this Annual Report on Form 10-KSB of Jacksonville Bancorp, Inc. for the year ended December 31, 2004.

CROWE CHIZEK AND COMPANY LLC
Fort Lauderdale, Florida
March 25, 2005